Exhibit 10.2

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS.  ASTERISKS DENOTE OMISSIONS.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

LICENSE AGREEMENT

This patent license agreement (“Agreement”) is by and between MAYO Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and Exact Sciences, Inc., a for-profit company located at 100 Campus Drive, Marlborough, MA 01752 (“EXACT”).

WHEREAS, MAYO desires to make its intellectual property rights available for the development and commercialization of products, methods and processes for public use and benefit;

WHEREAS, EXACT represents itself as being knowledgeable in developing and commercializing stool based tests for the detection of colorectal cancer; and

WHEREAS, MAYO is willing to grant and EXACT is willing to accept an exclusive license under such rights for the purpose of developing such diagnostic tests.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the parties hereby agree as follows:

Article 1.00 — Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01                        For MAYO, “Affiliate”:  any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent Mayo Clinic.  For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which, if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic.  MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Rochester Methodist Hospital; Saint Marys Hospital; Mayo Clinic Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Health System entities.

For EXACT, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, EXACT. For purposes of this definition, “control” means ownership of: (a) at least 50% of the outstanding voting securities of such entity; or (b) at least 50% of the decision-making authority of such entity.

1.02                        “Confidential Information”: any information or material disclosed by one party, the disclosing party, to the other, the receiving party, identified in writing as confidential at the time of disclosure or, if first disclosed orally, identified as confidential and confirmed in writing within forty-five days.  Confidential Information expressly includes Know How and data and inventions generated in connection with the Sponsored Research Agreement.  Confidential Information does not include any information or material that the receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.03                        “Effective Date”:  June 12, 2009.

1.04                        “Field”: stool or blood based cancer screening, excluding use of a proteomic target (Mayo files #2007-207 and 2007-212 and patent applications “Removing Polypeptides from Stool”, U.S. application # 60/989,578 and PCT application # PCT/US2008/084278).  For one year from the Effective Date, EXACT shall have an exclusive option to expand the Field to include the use of a proteomic target Such option may be exercised by EXACT by providing thirty (30) days written notice to MAYO.

1.05                        “Know-How”:

(a)                                  research and development information, materials, technical data, unpatented inventions, know-how and supportive information of Dr. Ahlquist and his laboratory as of the Effective Date to the extent it is necessary for the development or manufacture of a Licensed Product.  As of the Effective Date, such Know-How includes the Invention and Assignment Records in Exhibit B hereto;

(b)                                 research and development information, technical data, unpatented inventions, know-how and supportive information developed by Dr. Ahlquist as a result of his activities pursuant to Section 2.06 to the extent it is necessary for the development or manufacture of a Licensed Product; and

(c)                                  research and development information, technical data, unpatented inventions, know-how and supportive information developed by MAYO as a result of MAYO’s activities under the work plans that are part of the Sponsored Research Agreement to the extent it is necessary for the development or manufacture of a Licensed Product.

1.06                        “Licensed Product”: any product or process:  (a) described by a pending claim of the Patent Rights; (b) infringing an issued claim of the Patent Rights, or that would infringe but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the United States or other countries; and/or (c) the development, manufacture, use, sale, offer for sale or importation of which incorporates, uses, was derived from, identified by, validated, or developed in whole or in part using the Know-How or Materials.

1.07                        “Materials”: Biological specimens of human origin, including without limitation tissues, blood, plasma, urine, stool and derivatives thereof used by MAYO pursuant to work in Dr.

Ahlquist’s laboratory or provided by MAYO (i.e. Dr. Ahlquist) to EXACT.

1.08                        “Net Sales”: the amount invoiced by EXACT or Sublicensee for the transfer of a Licensed Product to a third party less documented: (a) sales, excise or use taxes shown on the face of the invoice, excluding value-added tax; (b) credits for defective or returned Licensed Products actually given; and (c) regular trade and discount allowances given.  Leasing, lending, consigning or any other activity by means of which a third party acquires the right to possess or use a Licensed Product is a transfer for the purpose of determining Net Sales.  Net Sales on Licensed Products transferred as part of a non-cash exchange or other than to third parties shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties.  Net Sales accrues with the first of delivery or invoice

1.09                        “Patent Rights”:

(a)                                  U.S. patents and applications listed in Exhibit A hereto, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing;

(b)                                 Any patent applications filed as a result of Dr. Ahlquist’s activities pursuant to Section 2.06 hereto, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing; and

(c)                                  Any patent applications filed with MAYO inventors as a result of activities performed by MAYO under the work plans that are part of the Sponsored Research Agreement, together with divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing.

1.10                        “Sponsored Research Agreement”  the agreement outlining the research to be funded by EXACT and performed at MAYO, as agreed upon by the parties in accordance with this Agreement.

1.11                        “Sublicensee”: any third party or any Affiliate to whom EXACT has conveyed rights or the forbearance of suit under the Patent Rights, Know-How & Materials.

1.12                        “Term”: begins on the Effective Date and ends, subject to Article 10, upon the date of the last to expire of the Patent Rights, unless the Know-How or Materials are still in use in a manner generating Net Sales, in which case upon the earlier of five (5) years following the last to expire of the Patent Rights or the date upon which EXACT ceases such use of the Know-How or

Materials.

1.13                        “Territory”:  worldwide

Article 2.00 - Grant of Rights

2.0l                           GRANT.  Subject to the terms and conditions of this Agreement, MAYO grants to EXACT: (a) an exclusive license with the right to sublicense, within the Field and Territory, under the Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products; and (b) a nonexclusive license with the right to sublicense, within the Field and Territory, to use the Know-How to develop, make, have made, use, offer for sale, sell, and import Licensed Products.

2.02                        RESERVATION OF RIGHTS.  All rights herein are subject to (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the Patent Rights in connection with MAYO’s and its Affiliates’ educational, research and clinical programs, including MAYO’s reference laboratory, Mayo Collaborative Services, Inc.  EXACT agrees to comply with the provisions of the Bayh-Dole Act, to the extent such act applies, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.03                        NO OTHER RIGHTS GRANTED.  This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of MAYO or its Affiliates, including any improvements thereon, or to any Patent Rights or Know-How & Materials outside the Field or Territory that is not expressly stated in Section 2.01.  All such rights, titles and interests are expressly reserved by MAYO and EXACT agrees that in no event will this Agreement be construed as a sale, an assignment, or an implied license by MAYO or its Affiliates to EXACT of any such tangible or intangible property rights.

2.04                        SUBLICENSES.  Any sublicense by EXACT shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as EXACT herein, and with the financial terms and conditions at least as favorable to MAYO as set forth in the Agreement, or such sublicense shall be null and void.  Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of MAYO.  EXACT will provide MAYO with a copy of each sublicense agreement promptly after execution.  EXACT is responsible for the performance of all Sublicensees as if such performance were carried out by EXACT itself, including the payment of any royalties or other payments provided for hereunder triggered by Sublicensee, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license), or that such amounts be paid by the Sublicensee directly to MAYO.  Each sublicense agreement shall name MAYO as a third party beneficiary and unless MAYO has provided written consent, all rights of Sublicensees shall terminate when EXACT’s rights terminate.

2.05                        USE OF MATERIALS.

(a)                                  Use of the Materials by MAYO or EXACT shall be subject to the prior approvals of MAYO’s Institutional Review Board and the Mayo Clinic Research Biospecimen Subcommittee.

(b)                                 Materials are owned by MAYO and any transfer of such Materials to EXACT under the terms of this Agreement shall not affect MAYO’s ownership interest therein.  MAYO shall clearly mark and identify all Materials transferred to EXACT.  All Materials will be maintained by EXACT so that such Materials are readily identifiable.  The transfer of Materials to EXACT gives EXACT no rights in such Materials other than those specifically set forth in this Agreement.  EXACT agrees to use the Materials solely for research purposes and shall not transfer, deliver or otherwise release such Materials to a third party without the express prior written consent of MAYO.  Upon expiration of a project and at the instructions of MAYO, EXACT shall either return to MAYO or destroy all unused Materials.

(c)                                  EXACT agrees to use the Materials in accordance with the rights granted to EXACT under this Agreement.  All research conducted using the Materials shall be conducted in accordance with all applicable state and federal laws regarding such research.

(d)                                 Nothing in this Agreement provides EXACT the right to transfer nucleic acids or any other material extracted from Materials to any third party.

2.06                        AHLQUIST COMMITMENT TO CONFER.

(a)                                  Subject to MAYO approval and for so long as Dr. Ahlquist is an employee of MAYO, Dr. Ahlquist will confer on EXACT product development efforts, as a special advisor to the EXACT board of directors and senior management.  EXACT will confer with Dr. Ahlquist in person in Rochester, MN, Madison, WI or as mutually agreed, or by telephone.  All travel expenses incurred by Dr. Ahlquist in this role as advisor shall be paid by EXACT.  Dr. Ahlquist shall contribute on average seventy five percent (75%) of his time (i.e. approximately 3.75 days per week) during the first six months of this Agreement.  Should the parties agree that Dr. Ahlquist will continue to work with EXACT in this capacity, the percent time contributed by Dr. Ahlquist in a following period will be mutually determined no later than three (3) months prior to the beginning of such period.  Except as provided in Section 3.01 or in the Sponsored Research Agreement, MAYO shall be solely responsible for compensating Dr. Ahlquist and his staff, provided, however, that in consideration of the services provided under this Section 2.06(a), EXACT shall pay MAYO the amounts set forth in Section 3.05.

(b)                                 Notwithstanding EXACT’s rights to sublicense pursuant to Section 2.01 hereto, EXACT shall not have the right to sublicense any obligation of Dr. Ahlquist to confer.

Article 3.00 - Royalties

3.01                        UP-FRONT.

(a)                                  Within thirty days of the Effective Date, EXACT will make a nonrefundable and noncreditable up-front payment to MAYO of EIGHTY THOUSAND DOLLARS (US $80,000).

(b)                                 Within thirty (30) days of the Effective Date, EXACT will issue to MAYO the following nonrefundable and noncreditable warrants:

(i)                                   1,000,000 warrants (as consideration for the licenses granted hereunder) under the terms and conditions of the warrant agreement attached hereto as Exhibit C; and

(ii)                                250,000 warrants (as partial consideration for the Know-How services provided pursuant to Section 2.06) with a four-year vesting schedule under the terms and conditions of the warrant agreement attached hereto as Exhibit D.

The strike price of the warrants will be based on an average of the daily closing price of EXACT shares for the two weeks prior to the Effective Date of this Agreement.  The warrant agreements shall include a cashless exercise provision and a six year term extending from the date of issuance of the warrant or, in the case of warrants subject to vesting, the date the warrants vest.

3.02                        MILESTONE FEES.  EXACT will pay the following nonrefundable and noncreditable milestone fees to MAYO for the first Licensed Product developed by EXACT upon the first achievement of the following events:

(a)                                  TWO HUNDRED FIFTY THOUSAND DOLLARS (US $250,000) on the commencement of patient enrollment in the human cancer screening clinical trial, in support of a 510k or PMA; and

(b)                                 FIVE HUNDRED THOUSAND DOLLARS (US $500,000) upon FDA approval.

3.03                        EARNED ROYALTIES.  EXACT will make nonrefundable and noncreditable earned royalty payments to MAYO of [***] of Net Sales of Licensed Products (“Earned Royalties”).  The Earned Royalties are payable as described in Section 4.01.   Licensed Products transferred to MAYO or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties.  No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates.

3.04                        MINIMUM ROYALTIES.  EXACT will pre-pay to MAYO minimum, annual, nonrefundable, noncreditable royalties of TEN THOUSAND DOLLARS (US $10,000) on the third anniversary of the Effective Date, and TWENTY-FIVE THOUSAND DOLLARS (US $ 25,000) on the fourth anniversary of the Effective Date and on each anniversary thereafter.  Ongoing royalty payments in the year following the third anniversary of the Effective Date are due only on Net Sales of Licensed Product greater than SIX HUNDRED SIXTY-SIX THOUSAND, SIX HUNDRED SIXTY-SEVEN DOLLARS (US $666,667).  Ongoing royalty payments in the year following the fourth anniversary of the Effective Date and in each year thereafter are due only on Net Sales of Licensed Product greater than ONE MILLION, SIX HUNDRED SIXTY-SIX THOUSAND, SIX HUNDRED SIXTY-SEVEN DOLLARS (US $1,666,667).

3.05                        COMPENSATION TO MAYO FOR AHLQUIST KNOW-HOW.  EXACT will pay MAYO [***].  This amount will be payable monthly, following receipt by EXACT of an invoice from MAYO.

3.06                        SPONSORED RESEARCH FUNDING.

(a)                                  The parties shall negotiate in good faith the terms of the Sponsored Research Agreement with the goal of executing such agreement no later than thirty (30) days following the Effective Date.

(b)                                 EXACT agrees to support research in the laboratory of Dr. Ahlquist during the first year after the Effective Date at a minimum level of FIVE HUNDRED THOUSAND DOLLARS (US $500,000), subject to mutually agreed upon work plans and budgets and the execution of the Sponsored Research Agreement.  Such funding is contingent upon the continued availability of Dr. Ahlquist pursuant to Section 2.06.  Failure to provide this minimum level of funding in the first year after the Effective Date shall be considered a material breach of this Agreement.

(c)                                  The degree of financial support to be provided by EXACT for research in the second year and any following years will be determined no later than three (3) months before the expiration of the Sponsored Research Agreement, and will be subject to mutually agreed upon work plans and budgets.

3.07                        TAXES.  EXACT is responsible for all taxes, duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter imposed by any authority on EXACT: (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by EXACT to MAYO under this Agreement; (b) based on the Patent Rights; or (c) related to use, sale or import of the Licensed Product.  Any withholding taxes which EXACT is required by law to withhold on remittance of the royalty payments shall be deducted from the royalty paid and EXACT shall promptly furnish MAYO with original copies of all official receipts for such taxes.  EXACT will obtain, or assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise.  Notwithstanding the foregoing, MAYO shall be responsible for paying and withholding all employment related taxes with respect to the services of Dr. Ahlquist and his laboratory staff.

3.08                        U.S. CURRENCY.  All payments to MAYO under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars.  In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the payment accrued.

3.09                        OVERDUE PAYMENTS.  If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate 2% above the prime rate in effect at Citibank on the due date and MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following such failure to pay.  The acceptance of any payment, including of such interest shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of EXACT to make any payment when due.

Article 4.00 - Accounting and Reports

4.01                        REPORTS AND PAYMENT.  EXACT will deliver to MAYO on or before the following dates: 1 February, 1 May, 1 August, and 1 November, a written report setting forth a full accounting showing how any amounts due to MAYO for the preceding calendar quarter have been calculated as provided in this Agreement, including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges.  If no Licensed Product transfers have occurred and no other amounts are due to MAYO, EXACT will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such calendar quarter.

4.02                        ACCOUNTING.  EXACT will keep complete, continuous, true, and accurate books of accounts and records sufficient to support and verify diligence and the calculation of Net Sales, all royalties and any other amount believed due and payable to MAYO under this Agreement.  Such books and records will be kept at EXACT’s principal place of business for at least three years after the end of the calendar year to which they pertain, and will be open at all reasonable times for inspection by a representative of MAYO for verification of royalty statements or compliance with other aspects of this Agreement.  The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to EXACT.  In the event such audit reveals an underpayment by EXACT, EXACT will within thirty (30) days pay the royalty due in excess of the royalty actually paid.  In the event the audit reveals an underpayment by EXACT of more than five percent (5%) of the amount due, EXACT will pay interest on the royalty due in excess of the royalty actually paid at a per annum rate two per cent (2%) above the prime rate in effect at Citibank on the date notice of the deficiency is provided to EXACT, and EXACT will pay all of MAYO’s costs in conducting the audit.

Article 5.00 - Diligence

5.01                        DEVELOPMENT PLAN.  EXACT will make commercially reasonable efforts to bring Licensed Products to market.

5.02                        DEVELOPMENT MILESTONES.  In partial satisfaction of its obligations to bring

Licensed Products to market, EXACT will provide MAYO with development milestones within six (6) months of the Effective Date.  EXACT will promptly notify MAYO upon the achievement each of the development milestones, identify whether EXACT or a Sublicensee is responsible for the achievement of such milestone, and the actual date of such achievement.

5.03                        DILIGENCE REPORTS.             EXACT will provide MAYO with annual reports within thirty (30)days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product and the names of all Sublicensees, including which of the Sublicensees are Affiliates; and (b) an updated development plan for the next annual period.  MAYO shall have the right to audit EXACT’s records relating to development of Licensed Products as provided in Section 4.02.

Article 6.00 — Intellectual Property Management

6.01 CONTROL.

(a)                                  EXACT shall diligently prosecute and maintain the United States and foreign patents and patent applications covering Patent Rights as it deems appropriate, at EXACT’s expense, using counsel of its choice and after due consultation with MAYO.  EXACT shall provide MAYO with copies of all relevant documentation so that MAYO may be informed and apprised of the continuing prosecution and MAYO agrees to keep this documentation confidential.  EXACT shall also notify MAYO of its intention to not apply for patent protection for any invention with a MAYO inventor or to abandon the prosecution of any patent within the Patent Rights thirty (30) days prior to any applicable deadlines affecting such application or abandonment.  Following such written notification and discussion between the parties, MAYO shall be entitled to take over prosecution of such patent, at its own expense, of those patents within the Patent Rights that EXACT has elected not to pursue and EXACT shall then have no further rights to any patent that issues under such prosecution.

(b)                                 The parties shall take commercially reasonable steps to ensure that the Know-How & Materials remain confidential in accordance with Article 8.

6.02                        PATENT TERM EXTENSION.  EXACT shall consult with MAYO in selecting the patent covering each Licensed Product for term extension for or supplementary protection certificate under in accordance with the applicable laws of any country.  Each party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection therewith.

6.03                        PATENT MARKING.  To the extent commercially feasible, EXACT will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that cover such Licensed Product(s).  Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.04                        ENFORCEMENT.  EXACT shall promptly inform MAYO in writing of any alleged or threatened infringement of any of the Patent Rights and/or Know-How & Materials and provide

MAYO with any available evidence of such infringement.

(a)                                  First Right.  EXACT shall have the first right, but not the obligation, to enforce the Patent Rights so long as MAYO is kept fully informed and given the right and opportunity to advise and comment.  MAYO shall reasonably cooperate in any such action at EXACT’s expense but shall not be required to join such action unless: (i) it has agreed to do so in writing prior to commencement thereof, or (ii) EXACT determines that MAYO is a necessary party in the action.  EXACT shall pay to MAYO twenty-five percent (25%) of the any recovery or damages, net of all reasonable costs and expenses associated with each suit or settlement.

(b)                                 Non-Election to Enforce.  If EXACT elects not to enforce the Patent Rights, it shall so notify MAYO in writing within ninety (90) days of receiving notice that an infringement may exist, and MAYO may, in its sole judgment and without any obligation, enforce, settle, and defend the Patent Rights and keep for its own account any recovery and damages.  EXACT shall reasonably cooperate in any such actions if requested to do so by MAYO, at MAYO’s expense.

6.05                        DEFENSE.   EXACT will have the first right, but not the obligation, to take any measures deemed appropriate by EXACT in consultation with MAYO, regarding challenges to the Patent Rights, Know-How or Materials brought (including interferences in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and defense of the Patent Rights, Know-How or Materials required (including declaratory judgment actions).  MAYO shall reasonably cooperate in any such measures if requested to do so by EXACT at EXACT’S expense, but shall not be required to join any action unless: (i) it has agreed to do so in writing prior to commencement thereof, or (ii) the court determines that MAYO is a necessary party in the action.  EXACT shall be entitled to retain any related recovery, provided that all costs of MAYO related to such action have been fully paid by EXACT.  If EXACT elects not to defend the Patent Rights, it shall so notify MAYO in writing within ninety (90) days of receiving notice that a challenge has been made, and MAYO may, in its sole judgment and without any obligation, enforce, settle, and defend the Patent Rights and keep for its own account any related recovery.  EXACT shall reasonably cooperate in any such actions if requested to do so by MAYO, at MAYO’s expense.

6.06                        THIRD PARTY LITIGATION.  In the event a third party institutes a suit against EXACT for patent infringement involving a Licensed Product, EXACT will promptly inform MAYO and keep MAYO regularly informed of the proceedings.

Article 7.00 — Use of Name

7.01                        USE OF NAME AND LOGO.  EXACT will not use for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of MAYO or its Affiliates, including, but not limited to, the terms “MAYO®,” “MAYO Clinic®,” and the triple shield MAYO logo, or any simulation, abbreviation, or adaptation of the same, or the name of any MAYO employee or agent, without MAYO’s prior, written, express consent.  MAYO may withhold such consent in MAYO’s absolute discretion.  With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic

 Public Affairs Business Relations Group, at the following e-mail address: PublicAffairsBR@MAYO.edu at least five (5) business days prior to the date on which a response is needed.

Article 8.00 - Confidentiality

8.01                        TREATMENT OF CONFIDENTIAL INFORMATION.  Except as provided for in Section 8.02, neither party will disclose, use or otherwise make available the other’s Confidential Information during Term or for three years thereafter and will use the same degree of care it employs to protect its own confidential information.

8.02                        RIGHT TO DISCLOSE.

(a)                                  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement; a party may use or disclose Confidential Information to its Sublicensees, consultants, and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those therein.

(b)                                 If a party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the disclosing party to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense.

8.03                        CONFIDENTIALITY OF AGREEMENTS.  Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence and Field of this Agreement will not be Confidential Information and the parties may state that EXACT is licensed under the Patent Rights.  Notwithstanding the foregoing, a party may disclose the contents of this Agreement to its actual or prospective investors, professional advisors, and as required by law or the rules of any applicable securities exchange.

Article 9.00 — Warranties, Representations, Disclaimers and Indemnification

9.01                        REPRESENTATIONS AND WARRANTIES OF EXACT.  EXACT warrants and represents to MAYO that:

(a)                                  it is experienced in the development, production, quality control, service, manufacture, marketing, and sales of products similar to the subject matter of the Patent Rights, and that it will commit itself to a thorough, vigorous, and diligent program of developing and marketing the Licensed Products;

(b)                                 it has independently evaluated the Patent Rights, Know-How, Materials and Confidential Information, if any, their applicability or utility in EXACT’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO, and assumes all risk and liability in connection with such determination;

(c)                                  the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(d)                                 it shall comply and require its Sublicensees to comply with all applicable international, national, and state laws, ordinances and regulations in its performance under this Agreement; and

(e)                                  its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.02                        REPRESENTATIONS AND WARRANTIES OF MAYO.  MAYO warrants and represents to EXACT that:

(a)                                  it is the owner of the Patent Rights and has full power and authority to grant the licenses which are provided for in this Agreement;

(b)                                 the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(c)                                  to the best of its internal counsel’s knowledge, its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound;

(d)                                 no claim, suit or action has been made or initiated alleging that the Patent Rights are invalid or that the practice of the Patent Rights will infringe the rights of any third party; and

(e)                                  to the best of its internal counsel’s knowledge the Patent Rights are valid and subsisting.

9.02                        DISCLAIMERS.

(a)                                  EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY HAS MADE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED PRODUCT, KNOW-HOW, MATERIALS OR PATENT RIGHTS.

(b)                                 KNOW-HOW, MATERIALS, CONFIDENTIAL INFORMATION AND PATENT RIGHTS ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND EXACT EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF

PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PRODUCTS, KNOW-HOW, MATERIALS, CONFIDENTIAL INFORMATION OR PATENT RIGHTS, EXCEPT AS EXPRESSLY SET FORTH HEREIN.  MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, KNOW-HOW, OR MATERIALS; THAT ANY PATENT WILL ISSUE BASED UPON ANY OF PENDING PATENT APPLICATION; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS.  NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE PATENT RIGHTS, KNOW-HOW OR MATERIALS.

(c)                                  EXACT AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY EXACT, A SUBLICENSEE OR A THIRD PARTY.  IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY EXACT AS OF THE DATE OF FILING AN ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO EXACT.

9.03                        INDEMNIFICATION AND INSURANCE.

(a)                                  EXACT will defend, indemnify, and hold harmless MAYO, MAYO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“MAYO Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (a) the practice or exercise of any rights granted hereunder by or on behalf of EXACT or any Sublicensee; (b) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (c) any act or omission of EXACT or any Sublicensee hereunder, including the negligence or willful misconduct thereof.  MAYO and MAYO Affiliates shall have no obligation to indemnify EXACT hereunder.  Notwithstanding the foregoing, the indemnity obligations of EXACT shall not apply with respect to any claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities which arise due to a breach of this Agreement by MAYO or the gross negligence or willful misconduct of MAYO or its agents or employees.

(b)                                 The parties agree that this indemnity should be construed and applied in favor of maximum indemnification of MAYO Indemnitees.

(c)           Commencing on the date of first commercial sale of a Licensed Product by EXACT, EXACT will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by EXACT hereunder during the Term and after, such amount being at least THREE MILLION DOLLARS (US $3,000,000).  In addition, such policy will name MAYO and its Affiliates as additional-named insureds.

9.04        PROHIBITION AGAINST INCONSISTENT STATEMENTS.  EXACT shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement.  EXACT shall not settle any matter that will incur liability for MAYO or require MAYO to make any admission of liability without MAYO’s prior written consent.

Article 10.00 - Term and Termination

10.01      TERM.  This Agreement will expire at the end of the Term.

10.02      TERMINATION FOR BREACH.      If EXACT commits a material breach of this Agreement, including without limitation, the failure to make any required royalty or fee payments hereunder, MAYO will notify EXACT in writing of such breach and EXACT will have thirty (30) days after such notice to cure such breach to MAYO’s satisfaction.   If EXACT fails to cure such breach, MAYO may, at its sole option, terminate this Agreement in whole or in part by sending EXACT written notice of termination.

10.03      TERMINATION FOR SUIT. MAYO does not license entities that bring suit against MAYO or its Affiliates and as such, MAYO may immediately terminate this Agreement if EXACT or any Sublicensee directly or indirectly bring any action or proceeding against MAYO or its Affiliates, except for an uncured material breach of this Agreement by MAYO.

10.04      TERMINATION BY EXACT.  Subject to the terms of the Sponsored Research Agreement, EXACT may without cause terminate this Agreement at any time following payment and delivery of the compensation provided for in Section 3.01, upon written notice to MAYO.

10.05      INSOLVENCY OF EXACT.  This Agreement terminates immediately without an obligation of notice of termination to EXACT in the event EXACT ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.05      SURVIVAL.  The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued.  After the Term, all rights granted immediately revert to MAYO.  All Confidential Information of the other party shall be returned or destruction certified, at the disclosing party’s election.  Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02, 9.03, 10.5 and Articles 7, 8 and 11.  EXACT and its Sublicensees shall provide an accounting for and pay, within thirty (30) days of termination or expiration, of all amounts due hereunder.  Upon any termination of this Agreement, the licenses granted hereunder shall cease.  Upon expiration of this Agreement, the licenses granted hereunder shall become fully paid up.

Article 11.00 - General Provisions

11.01      ASSIGNMENT AND TRANSFER.  Each party is strictly prohibited from assigning, delegating or otherwise transferring any of its obligations or rights under this Agreement without the other party’s prior, express and written consent, which shall not be unreasonably withheld.  Any assignment, delegation or transfer in contravention hereof is null and void.  Notwithstanding the foregoing, either party may assign this Agreement without approval in connection with a sale, merger or other transaction which involves the transfer of substantially all of the assets of a party used in connection with the business of such party that relates to this Agreement.  Any assignment shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.  The assignor shall provide prompt notice to the other party upon making such assignment.

11.02      WAIVER.  No part of this Agreement may be waived except by the further written agreement of the party granting such waiver.  Forbearance in any form from demanding the performance of a duty owed under this Agreement is not a waiver of that duty.  Until complete performance of a duty owed under this Agreement is accomplished, the party to which that duty is owed may invoke any remedy under this Agreement or under law, despite its past forbearance in demanding performance of that duty.

11.03      GOVERNING LAW AND JURISDICTION.  This Agreement is made and performed in Minnesota.  The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued.  This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply.

11.04      HEADINGS.  The headings of articles and sections used in this document are for convenience of reference only.

11.05      NOTICES.  Any notice required to be given under this Agreement is properly provided if in writing and sent to the party at its address or facsimile number below, or as otherwise designated by the party in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile, if confirmation is received; (c) three (3) days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one (1) day after deposit with a nationally recognized overnight carrier service with charges prepaid.

For MAYO:	Mayo Foundation for Medical Education and Research
Office of Intellectual Property — MCHS — BB4
200 First Street SW
Rochester, Minnesota 55905-0001

For EXACT:	EXACT Sciences Corporation
100 Campus Drive
Marlborough, MA 01752
	Attn:	Maneesh Arora
	Phone:	508-683-1200
	Fax:	508-683-1201
	Email:	marora@exactsciences.com

11.06      LIMITATION OF RIGHTS CREATED.  This Agreement is personal to the parties and shall be binding on and inure to the sole benefit of the parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party.  Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.07      INDEPENDENT CONTRACTORS.  EXACT and any Sublicensee is an independent contractor not an agent, employee, partner, joint venturer or servant of MAYO and has no right to obligate or bind MAYO in any manner.

11.08      ENTIRE AGREEMENT.  This Agreement states the entire agreement and understanding between the parties about its subject matter.  All past and contemporaneous discussions, writings, agreements, proposals, promises, covenants, warranties, representations, guarantees, correspondence, and understandings, whether oral or written, formal or informal, are entirely superseded by this Agreement, with the exception of (a) the material transfer agreement for 200 stool and tissue samples, effective 9 November 2000 and attached hereto as Exhibit E (Mayo agreement # 1683); and (b) the material transfer agreement for 80 blood samples, effective 9 November 2000 and attached hereto as Exhibit F (Mayo agreement # 1684).  For the avoidance of doubt, (a) the letter to Don Hardison regarding prosecution of joint intellectual property, dated 3 January 2003 and attached hereto as Exhibit G (Mayo agreement #1685); and (b) the confidentiality agreement effective 16 February 2009 and attached hereto as Exhibit H (Mayo agreement #6049) are entirely superseded by this Agreement.

11.09      SEVERABILITY.  If any terms or conditions of this Agreement are or become in conflict with the laws, regulations or court order of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those terms and conditions shall be deemed automatically deleted in such jurisdiction(s) only, and the remaining terms and conditions of this Agreement shall remain in full force and effect.  If such a deletion is not so allowed in a given jurisdiction or if such a deletion leaves terms and conditions thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms and conditions as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws, regulations or court order of such jurisdiction.  The parties desire the terms and conditions herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction.

11.10      CHANGES TO AGREEMENT.  No terms or conditions of this Agreement may be changed except in writing, through another document signed by both parties, and expressly referencing this Agreement.

11.11      CONSTRUCTION.  Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either party.

11.12      REGISTRATION OF LICENSES.  EXACT will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.13      EXPORT CONTROL.  MAYO is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States government and/or may require written assurances by EXACT that it will not export data or commodities to certain foreign countries without prior approval of such agency.  MAYO neither represents that a license is required, nor that, if required, it will be issued.

The parties execute this Agreement in one or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument, as of the Effective Date.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

Signed:	/s/ Steven P. VanNurden		June 10, 2009
	Steven P. VanNurden		Date
Assistant Treasurer

EXACT SCIENCES CORPORATION:

Signed:	/s/ Maneesh K. Arora		June 11, 2009
	Name:	Maneesh K. Arora	Date
	Title:	Chief Financial Officer

EXHIBIT A

LICENSED PATENTS

MAYO OWNED IP

Appln No.	Domain	Patent Title	Filing Date	Mayo File #
12/018,273	USA	Detecting Methylated Mammalian Nucleic Acid in Stool	1/23/2008	2006-274
60/886,278	USA		1/23/2007
61/029,221	USA	Detecting Neoplasm	2/15/2008	2007-208 2007-210 2007-211 2007-212 2007-213
PCT/US2009/033793	USA		2/11/2009
61/094,770	USA	Collecting and Processing Complex Macromolecular Mixtures	9/5/2008	2007-211 2008-147 2008-199

JOINTLY (MAYO & EXACT) OWNED IP

Filing Date
Pat App # or			or
Patent #	Domain	Patent Title	Issue Date	Mayo file #
12/042,988	USA	Supracolonic Aerodigestive Neoplasm Detection	3/5/2008	2000-026
2,394,921	Canada		12/7/2000
992876.3	Europe - EPO		12/7/2000
2001-544020	Japan		12/7/2000
PCT/US2000/042683	USA		12/7/2000
7,368,233	USA	Methods of Screening for Lung Neoplasm Based on Stool Samples Containing a Nucleic Acid Marker Indicative of a Neoplasm	5/6/2008

EXHIBIT B

LICENSED KNOW-HOW

MAYO FILE #	TITLE	DISCLOSURE DATE
2009-128	Method to Enrich Genomic DNA in Stool	4/27/2009
2009-130	In Vivo Approaches to Improve Fecal Recovery of Nucleic Acids Exfoliated for Aerodigestive Neoplasms	4/27/2009
2009-133	Combination of Epithelial and Blood Markers in Stool for Detection of Colorectal and Gastrointestinal Neoplasms	4/25/2009
2009-134	Stool DNA Marker Panel for Detection of Colorectal Neoplasia	4/27/2009